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                                                              Exhibit 3.2 (b)(o)



     RESOLVED that effective as of June 29, 2006, the first sentence of paragraph 2.1 of the Revised By-Laws of the Company be, and it hereby is, amended to read as follows:

     "The business of the Corporation shall be managed by the Board which shall consist of no fewer than three directors nor more than eleven directors, who shall be at least 18 years old."